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                                                                   EXHIBIT 99.1


                  CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
                               DevX Energy, Inc.
                     (formerly Queen Sand Resources, Inc.)
                          13760 Noel Road, Suite 1030
                            Dallas, Texas 75240-7336

         I consent to the use of my name as a person about to become an outside, non-employee director of the Registrant in the Prospectus constituting part of this Registration Statement, contingent upon the following:

         1. Minimum compensation for outside, non-employee directors to be as verbally discussed in earlier meetings with company representatives.

         2. Indemnification contract to be ratified with company prior to becoming an outside, non-employee director will include the following language:

              Company will indemnify, defend, and hold harmless each outside, non-employee director of the board to the fullest extent lawful from all losses including, but not limited to, expenses, damages, deficiencies, liabilities, payments, penalties, litigations, demands, defenses, judgments, proceedings, costs, obligations, settlement costs, and attorneys', accountants' and other professional advisors' fees (including costs of investigation or preparation) arising out of or resulting from any non-fraudulent act or decision on the part of the board of directors and/or any individual director concerning company activities.

         3. Should the company not successfully complete either the public offering of common stock or other acceptable financing arrangements, I will likely resign as an outside non-employee director.




                                          /s/ Jerry B. Davis
                                          -------------------------------------
                                          Jerry B. Davis



Date: October 6, 2000